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                      SCM MICROSYSTEMS TO ACQUIRE SHUTTLE
                             TECHNOLOGY GROUP, LTD.

               Brings Together Two Leaders in Interface Technology

LOS GATOS, Calif. (Oct. 22, 1998) -- (BUSINESS WIRE) ---- SCM Microsystems, Inc. (Nasdaq:SCMM; Neuer Markt:SMY) today announced it has signed a definitive letter of agreement to acquire privately held Shuttle Technology Group, Ltd. (Shuttle) for approximately $33 million in stock in a transaction to be accounted for as a pooling of interests. The transaction is subject to certain conditions and is expected to close within the next 30 days.



Based in the UK with operations in Madras, India and Fremont, California, Shuttle specializes in developing secure, reliable access and interface technology for OEM manufacturers such as Hewlett Packard, Imation, Panasonic, NEC, Olympus and SyQuest. Shuttle recently entered the security market with the Digit(TM) fingerprint recognition device.

"Shuttle's products, technological expertise, business model and operations are highly complementary with SCM Microsystems," said Steve Humphreys, president and chief executive officer of SCM Microsystems. "This transaction brings together two leaders in access and interface technology in highly complementary arenas, including smart cards, digital media and digital content platforms. In fact, we already use a key component from Shuttle in one of our digital media products. Shuttle's products which SCM Microsystems intends to focus on generated approximately $18 million in revenue for the 12 months ended September 30, 1998."

Humphreys said, "We are particularly excited about Shuttle's expertise in ASIC development and their world-class engineering center in Madras. As we have stated repeatedly, it is important for SCM Microsystems to migrate our technology to the silicon level to drive down costs, provide our OEM customers with greater flexibility and support widespread adoption of SCM Microsystems' technology. Shuttle's expertise and proven ability to deliver high quality, low-cost solutions in this area will be important across our entire product line."

Robert Schneider, executive chairman of SCM Microsystems, added, "We also believe that our OEM business models and customer bases are highly complementary. Shuttle will provide a substantially expanded presence in the UK, allow us to tap the engineering talent available in India, and permit us to combine our US operations in Silicon Valley."

"SCM Microsystems' worldwide presence will strengthen Shuttle's existing customer relationships, particularly in Japan with customers such as Panasonic, NEC and Olympus. The combination of our technology with the existing operations of SCM Microsystems will help both companies deliver a broader range of products to our current and future OEM customers," said, Alan Jones, president and chief executive officer of Shuttle Technology.

About the Company

SCM Microsystems, Inc., with headquarters in Los Gatos, California, European headquarters in Germany, research and development centers in Germany and France, and offices in Japan and Singapore, is a leading provider of products and technologies which give individuals the ability to quickly and securely control access to, and effect the exchange of, digital information. By bridging smart cards and other secure devices with PCs and workstations, SCM Microsystems provides cost-effective solutions for conditional access to mobile, handheld and desktop computers, workstations, digital video broadcasts, virtual private networks, electronic files, e-mail and Internet firewalls. For additional information, contact SCM Microsystems in the United States at (408) 370-4888 or in Europe at 49-84-418960 or e-mail adapter@scmmicro.com. The company maintains a Web site at www.scmmicro.com.

About The Shuttle Technology Group


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The Shuttle Technology Group is the world's leading developer and supplier of plug and play interfacing technology to the major OEM manufacturers including Hewlett Packard, SyQuest, SanDisk, Panasonic, Imation, Olympus and Fujitsu. Its headquarters are in Wokingham, UK with offices in Fremont, California, Taiwan and research and development facilities in Pondicherry and Madras, India. There are in excess of 5 million users of Shuttle Technology worldwide.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding: the Company's ability to complete the acquisition described above, the timing of its completion and the ability to increase the number of the company's OEM customers. The forward-looking statements included in this press release reflect management's best judgment based on factors currently known and involve risks and uncertainties. Actual results could differ materially. Factors that could cause results to differ include but are not limited to: government regulatory approval, difficulties in integrating Shuttle's business operations and employees into SCM, other risks associated with acquisitions, market and customer acceptance of existing and new products, competition, current economic conditions in Southeast Asia and general economic conditions. For a more detailed discussion of such risks, see the Company's most recent SEC reports, including the Registration Statement filed on Form S-1 dated March 10, 1998, the Report of Form 10-K for the year ended December 31, 1997, and the Report on Form 10-Q for the quarter ended June 30, 1998.

Wenn Sie eine deutsche Uebersetzung dieser Pressemitteilung moechten, wenden Sie sich bitte an Rainer Burkhard bei EditorNetwork in Deutschland unter Telefon +49 089 23 50 91-0 oder unter e:mail 100144 3621@compuserve.com oder an Marianne Puhr bei SCM Microsystems in Deutschland unter Telefon +49 8441 896 201 oder unter e:mail mpuhr@scmmicro.com.

For more information on SCM Microsystems at no cost, please call 1-800-PRO-INFO (U.S.) or 908-544-2850 (Int'l), ticker symbol SCMM.



Contact:

     SCM Microsystems
     John Niedermaier, 408/364-8440 (VP, Finance & CFO)
     Marianne Puhr, 49 84 41 89 62 01 (Media, Europe) or
     McGrath/Powers
     Kevin Toyama, 408/727-2341 (Media, U.S.)
     or
     EditorNetwork Medien GmbH
     Rainer Burkhardt, 49 89 23 50 91 0 (Media, Germany) or
     Financial Relations Board
     Lisa Horn Chainey (general)
     Jordan Goldstein (investors)
     Alicia Nieva-Woodgate (media)
     415/986-1591